Capstone Companies, Inc.

First Quarter 2018 Financial Results

May 15, 2018

C O R P O R A T E   P A R T I C I P A N T S

Aimee C. Gaudet, Corporate Secretary

Stewart Wallach, President and Chief Executive Officer

Gerry McClinton, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Joel Marcus, Network 1 Financial Securities, Inc.

P R E S E N T A T I O N

Operator:

Greetings, and welcome to the Capstone Companies, Inc. First Quarter 2018 Financial Results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Aimee Gaudet, Corporate Secretary for Capstone Companies, Inc. Thank you; you may begin.

Aimee C. Gaudet:

Thank you, Christine (phon), and good morning to everyone. On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer. They will be discussing the first quarter results, as well as give us an update on the strategy and outlook, followed by a question-and-answer session. If you do not have the release that was distributed yesterday afternoon, it is available on the Company's website at www.capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today's presentation. These statements apply to future events which are subject to risk and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today. These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found at www.capstonecompaniesinc.com or at www.sec.gov.

With that, I'll turn it over to you, Stewart.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

Stewart Wallach:

Thank you, Aimee, and good morning to everyone. I appreciate your time with us today. Before introducing Gerry McClinton to review the Q1 financial results, I'd like to make some observations regarding the first quarter revenues. Historically, Qs 1 and 2 have been the Company's slower periods as the amount of promotional activity following the Christmas selling season is typically limited. Conversely, in 2017 we had the strongest first quarter in the history of the Company, as retail programming and space was made available to accommodate five new product introductions. Twenty-eighteen Q1 promotional activity was more in keeping with prior years and we placed three new products in that period. This resulted in a decline of $2.7 million compared to 2017; however, it is noteworthy that the average Q1 revenues are approximately $3 million in reporting years 2015 through 2017 inclusive, so clearly our 2017 Q1 was a standout performance.

Retailers' projections for our categories for Qs 3 and 4 in 2017 were very strong, and inventory support levels reflected the retailers' optimism. The products, however, sold on par with previous Q4 periods, not meeting these ambitious expectations, which resulted in carryover inventories at year-end 2017. We had two options available to us to address these inventories. One option was to provide significant markdown dollars in hopes to accelerate the movement of the product. Another option was to extend the products' sellthrough period into 2018. The decision was made to extend the sellthrough period as it was more financially prudent for the Company and inventories had been reducing accordingly.

The top line impact to Q1 is obvious; however, now that the inventory levels are balancing, our newly developed LED products are currently under review. If further support funding were to be required and we were to elect to participate, it would result from new product placement in 2018. This approach works favorably for our Company and allows us to be supportive to our retail partners in a reasonable banner. Although it would affect Qs 1 and 2, the opportunities it will create are expected to outweigh the impact. Orders and shipments for Q2 and 3 are in process.

At this time I'd like to introduce Gerry to review the Q1 financials in detail, after which I will elaborate further on our product roadmap, relative R&D investments, and the expectations for the latter part of 2018, which is followed then by a Q&A session.

Gerry McClinton:

Thank you, Stewart, and good morning, everyone. Let's go straight to the numbers.

Net revenues for the quarters ended March 31, 2018 and 2017 were $4.1 million and $6.8 million respectively, a reduction of $2.7 million. During the first quarter 2018, as discussed briefly by Stewart, the Company shipped three new product launches compared to five product launches in the same quarter last year.

Revenue under the Hoover Home and Duracell license brands (phon) in the period represented 92.3% of total sales as compared to 80.9% in 2017. International sales in 2018 quarter were $317,000 or 7.8% of revenue as compared to $574,000 or 8.5% of revenue in 2017.

Cost of sales for the quarters ended March 31, 2018 and 2017 were $3 million and $5.1 million respectively, a decrease of $2.1 million. The reduction of cost of sales is directly related to the reduced sales volume. As a percentage of net revenue, costs were 74.9% for 2018 compared to 76.6% in 2017. That's a 1.7% reduction in the period, resulting from the improved production mix.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

Gross profit was approximately $1 million or 25.1% of net revenues compared to $1.6 million or 23.4% of net revenues in 2017. Overall gross profit decreased by $560,000, resulting from the revenue decreased in the period. Positively, the gross margin percentage increased to 25.1% compared to 23.4% in 2017, resulting from the higher blend in margins achieved by the new product launches in the period.

Sales and marketing expenses were $363,000 compared to $377,000 in 2017. Expenses were flat the last year; however, the Company contracted a new service to visit each store location to coordinate new product positioning and execution in the stores. This new service cost us $56,000 in the quarter, which we did not incur in 2017.

Compensation expenses were $375,000 compared to $360,000 last year. That $15,000 increase resulted from salary increases in our Hong Kong operation. Professional fees were $149,000 compared to $205,000 last year, a reduction of $56,000. Now, last year the Company incurred increased expense levels as we engaged the investment banking services of Wilmington Capital Securities, which we did not re-incur in 2018.

Product development expenses were $167,000 as compared to $72,000 in 2017, an increase of $95,000. Now, this increase resulted from $73,000 invested in the development of a new product category and related increases and new product testing and sample development costs during the period. Other general and administration expenses were $174,000 and $179,000 respectively in 2017, a reduction of $5,000. Total operating expenses for both quarters ended March 31, 2018 and 2017 were approximately $1.2 million respectively.

Operating loss for the quarter was $209,000 compared to $387,000 income in 2017. Other income expense was zero and $9,000 in 2017. The Company incurred zero interest expense during the quarter compared to $22,000 in 2017. This represents a major achievement for the Company. All loans have been paid off and the bank loan facility was not used during the quarter. Provision for income tax was estimated at an $18,000 benefit for the quarter as compared to $128,000 provision in 2017.

Net loss for the quarter was $191,000 compared to net income of $251,000 in 2017. The reduced net income was due to the reduction in net revenue in the quarter. We also continued to incur strategic and planned expenditures, particularly the product development category as we develop new products for release later in 2018 and 2019. We were able to offset part of the impact of the gross profit reduction (phon) by reducing interest expense and the tax provision estimate.

I'll just touch base on liquidity and capital resources. Cash balances at March 31, 2018 were $3.9 million compared to $3.7 million at December 31, 2017. The Company has also available borrowing capacity, which wasn't used, under the Sterling National Bank financing agreement of approximately $2.3 million and $3.7 million respectively. The Sterling National Bank credit line allows the Company to borrow up to $7 million based on specified percentages of eligible receivables and inventories. As of both March 31, 2018 and 2017, the Sterling Bank loan balance for the year was zero.

Now, that's really due to the strong operational cash flows achieved during 2017. With that, the Company was able to pay off all Director debt and accumulated interest, and as of March 31, 2018 and 2017, the Company had no outstanding notes payable to related parties compared to $1.2 million last year.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

Cash flows provided by operating activities, cash provided by operating activities in the quarter ended March 31, 2018 was approximately $193,000 compared to $260,000 used in operating activities last year. The cash impact of $191,000 loss was offset by $1.7 million reduction in accounts receivable due to tremendous collection efforts combined with $78,000 decrease in inventory and $160,000 decrease in prepaid expenses. This cash inflow was used to pay down $844,000 of accounts payable and $613,000 towards the 2017 tax liability. Cash flows used in investing activities, during the quarter, the Company had not disbursed any funds towards investing activities, primarily as the Capstone International had negotiated favorable payment terms with our new factory partners in a particularly as it relates to the development of the new product category which Stewart mentioned earlier. Cash flows used in financing activities as of March 31, 2018 and 2017 was zero and $250,000 respectively.

This concludes my report, Stewart, so I'll pass it back to you.

Stewart Wallach:

Thank you, Gerry, for the detailed review of the financials. I have a number of conversation points to share with everyone today, but let's start with the proverbial elephant in the room. I have received a number of calls from shareholders over the past few weeks regarding the decline in the stock value. As I've shared with those that have called then, I like you, can only speculate why this has occurred, and can't definitively add any real insight. Keeping in mind that this drop in stock value occurred prior to announcing the Q1 revenues, clearly the quarterly results are not what drove this occurrence.

What I can tell you is that Management has not done anything any differently than from the prior years. Insiders, including myself, have not sold any of our holdings and we remain consistent and true to the notion that fluff PR and stock promotion are not something we partake in.

When I review and reflect on the Company as a Shareholder, this is what I see: I see we have more than doubled the size of the Company since 2015; I see we have achieved our debt reduction initiative at year-end 2017, having paid off all debt to insiders and bank; I see our balance sheet reflected a year-end cash balance of more than $3 million, following the payment of $1.1 million in taxes; and I see that 2017 was the strongest year in the history of the Company and highly profitable. Frankly, I can't imagine other OTC publicly traded companies that can make similar claims of performance.

I am perplexed by the selloff and the obvious stock decline. However, our responsibilities are to continue to deliver results, build this business in this the best way we know how, and to continue to allow the numbers to speak for themselves.

Let's turn our attention to the current state of our core LED business. At this time, we have four products that been committed to and are planned for shipments in Qs 2 and 3. The LED category—I want to comment on this—overall, is stabilizing, as it has now entered its fifth to sixth year of mainstream availability. A key data point: LED light bulbs that sold five years ago at $9.99 are currently selling for $1.99 or less. In short, unit sales are up as homeowners convert to LED, but margin dollars are significantly down. This does not provide for increase in promotional activity or new opportunities, but rather, stabilizes those opportunities. But considering these market conditions I've just mentioned, acceptance of our products, which are seen as innovative and not viewed as commodities, remain solid.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

As I mentioned in the Q4 webcast, our new product roadmap remains vitally important to our looking-forward strategies. While managing our LED programs, we continued to explore other categories where Capstone could make a significant impact just as it has done in our core LED business. My statement regarding investing into expanded R&D resources to stimulate the innovativeness of our Company was foreshadowing. While we continue to work diligently to sustain and grow our LED business, I am pleased to inform we are nearing completion of our next great category.

As long-time shareholders know, I typically do not like to telegraph our developments as competition watches us closely. However, as we are now entering an emerging new category with little-known competition, I feel more comfortable in initiating discussion on our 2018 developments. Respectfully, I'm also keenly aware that our shareholders are in need and deserving of more insight relative to what lies ahead for our Company. On that note, I am pleased to share the following. Keeping in mind that as our initial product is under testing and certification evaluations at this time, it would be premature to announce the specific launch dates (phon). What I will share with you, however, is that the internal product strategy we identified approximately 15 months ago is going to be referenced as Capstone Connected Surfaces. It is undeniable that today's population is more connected than ever before. Just as smart phones, tablets, Wi-Fi home subscriptions have expanded dramatically from the years 2010 to 2018 across all age groups and income levels, we envision the continuing simplification and access to content and data in new formats imminent, which we believe will create substantial consumer demand for years to come.

Our new Connected Surfaces product lines will appeal to today's ever-expanding connected lifestyle and complement the use of smart phones and tablets. Much like a smart phone, the Capstone Connected Surfaces product line will perform the functions similar to that of a tablet, with both touchscreen and voice interfacing, Internet access, and an operating system capable of running downloadable applications. The average selling prices will be compatible to that of tablets and smart phones. This puts us in a range of $300 to $500 a unit. Our public debut is scheduled for January 2019 CES Show. However, I want you to know that meetings are scheduled and discussions are underway regarding the initial product to be introduced within the Connected Surfaces program. We anticipate face-to-face introductions with the retail buying community over the next several months.

On a last note, and a very important note, this category expansion is not only expected to deliver significant revenue growth but will also broaden our channel penetration to areas that we currently do not serve.

With that, I think we should open this up for some Q&A.

Aimee C. Gaudet:

Sounds good.

Operator:

Thank you. We will now be conducting a question-and-answer session. If you'd like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

Aimee C. Gaudet:

Christine, it appears that we have some questions that have come via email that I'd like to address first.

Operator:

Okay. Go ahead.

Aimee C. Gaudet:

Okay. First question: as a longtime shareholder I have watched what you and your team have done with this Company respectfully. On one hand, I see the creativity and the business acumen, but on the other hand, I am the owner of a stock that just can't seem to get out of its own way. Stewart, you're the largest shareholder; what are your thoughts on this?

Stewart Wallach:

I appreciate your acknowledgment of our performance over the years, but I want you to know that I'm also frustrated as a shareholder. I can't definitively comment what appears to be a selloff or why that would be occurring. But I can tell you that the largest shareholders and insiders, myself included, have not sold a single share of stock or do we plan on selling any stock at this time. My bullishness is based on my insights as to where we are going as a company, but I can't possibly provide you with those insights that could potentially be misguiding. One thing I am adamant about and have been since I've been running this company, we are and always have been transparent and honest in our business deals and we will continue to do so regardless of temporary distractions like this.

Aimee C. Gaudet:

Okay. Thank you. Second question: you've alluded to a new product category; when are you going to be able to give us some hard information regarding this? Maybe, Stewart, you can...

Stewart Wallach:

Yes. Okay. As I've mentioned earlier in today's webcast, the category will be known as Connected Surfaces and the first of this product line is undergoing testing and certification as we speak. Believe me; I am eager to share this information with you, but until I have specifics relative to launching, delivery, and manufacturing capacities, which is all being worked on currently by Larry Sloven's Team in Hong Kong, it would be inappropriate. Updates will follow as these milestones are achieved.

I should point out, and I can share with you, that we will be hiring a new marketing company to spearhead the development of a new website and manage a social media campaign specific to Connected Surfaces. Also, a first for the Company, we will be hiring a publicist that will be handling all public announcements and product introductions for this exciting new category.

Aimee C. Gaudet:

Fantastic. Thank you. Third question: Stewart, you just mentioned that the Company has planned to expand its channels of distribution; can you elaborate on this?

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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

Stewart Wallach:

Yes, Aimee, I can. Okay. The new product category, again, which will be referred to as Connected Surfaces, will have appeal to several areas of distribution far broader than that of LED lighting, which are including but not limited to, big-box mass retail, electronics retailing, home improvement centers, furniture retailers, and e-commerce suppliers in areas of lighting and home furnishings. All of these areas will be new distributions for us and fertile areas for growth for Capstone.

Aimee C. Gaudet:

Okay. This next question is directed—regarding CES. You mentioned that you're going to be attending the CES show. From my perspective, this sounds very exciting and I hope that you truly have found a niche that will allow Capstone to continue to grow. Is this safe to assume this is a smart home related items?

Stewart Wallach:

Well, that's some intuitive reasoning there and the answer is yes and no. It is exciting for all of us and we do believe we have found a niche that will provide growth for several years to come. It is not a smart home product, per se, i.e. what you're seeing in the marketplace today like automated switches, which we do participated in that business, security, outdoor security lighting that transfers through your smart phone, smart phone controlled thermostats, etc. These are commonly seen today, but the area we're going into is a unique new format for accessing data and content that currently resides only on smart phones, tablets, and computers. We see it as a complementary product to the smart home environment, let me put it that way.

Although smart home growth was significantly slower than expected initially, there were some good reasons for this. The early market products were very costly and technologies did not work together, they were not ubiquitous, which made buying an understanding the category very confusing for consumers. Unlike those items, our products do not require any additional knowledge on the part of the user as they function similarly to that of a smart phone or tablet, so the behavior remains constant. The only limitation to being able to operate these new Connected Surfaces will be Wi-Fi access, which today in America alone, fixed Wi-Fi subscriptions are in excess of 106 million homes.

Aimee C. Gaudet:

Great. Thank you. Gerry, the last question—hopefully you can help us with this one—assuming that this new category is going to be explosive in growth, with the Company have adequate funding in place to fully exploit the opportunity, or will we be restricted on achieving its full potential because of limited resources, both in the areas of people and finances?

Gerry McClinton:

Well, the Company today has an excellent relationship with our bank, Sterling National Bank. We already have an available credit line of $7 million that currently isn't being used, which also can be expanded when required. They have informed me if we want to expand these lines we can; we've got availability there. We also plan to have a credit line solely designated for the expansion of this new category. Also, as you all know, we have very supportive Directors on standby should additional funding be required, and this has happened in the past. So, we don't see any issues here regarding funding.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

Aimee C. Gaudet:

Great. Thanks, Gerry. Christine, I believe we're all set with the questions.

Operator:

Thank you. As a quick reminder, if you'd like to ask a question via the phone, press star, one on your telephone keypad. Our question comes from the line of Joel Marcus with Network 1 Financial. Please proceed with your question.

Joel Marcus:

Yes. Hi. Thank you so much for the opportunity to address you. I'm a long-term shareholder. I've added significantly to the position as the stock had this completely unexpected contraction in price. I just wanted to state something and get your reaction to it. It's not so much a question, but I've been in the marketplace for a long time. I, like you, hate fluff announcements. I hate untoward promotion. But a well-crafted investor relations campaign aims at increasing the shareholder base, certainly getting the current true factual story of the Company out there, and just bringing stability, some stability to the marketplace by having long-term investors who see Management and see this company and the products as a tremendous value opportunity.

So, I sort of appreciate your attitude towards investor relations campaigns, but certainly, I would hope that the Company would engage in investor relation campaign, not for the purpose of fluff announcements but for the purpose of bringing other Investors like me into the Company, expanding the long-term shareholder base of the Company with the (inaudible) taking a longer-term view the Company, and I would hope that in the future you would reconsider investor relations in a positive way, and perhaps consider in engaging an investor relation firm to expand the shareholder base of the Company.

Stewart Wallach:

Joel, it's Stewart speaking. I appreciate your candor and I share much of what you've just mentioned here. I share your opinion. Let me just bring you up to speed on something. Earlier on two years ago, we did have a commitment. At the time we had a very high-quality investor relations firm that was managing the activities. I guess on one hand we didn't have probably some disgruntled shareholders, and maybe there was a value to that, but at the same time, it didn't really impact our share value, our recognition, the amount of trading activity. We couldn't quantify the results. So, we took a hiatus. On one hand, yes, we did go down that road and I believe we had a very effective group, but we took a hiatus because it became apparent to me that part of the problem was our business. What I mean by this is we had often—its (phon) a lot of seasonality in the earlier years, so our business was never normalized, Joel. Qs 1 and 2 were always low; we had the big emphasis on Qs 3 and 4. As a result, the amount of news, the amount of information we could share that was meaningful information, to your point, not fluff, it was limited. We just didn't have enough to talk about.

We were spending, I guess, what, $15,000, $20,000 a quarter?

Gerry McClinton:

Yes.

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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

Stewart Wallach:

But we didn't have enough to support their initiatives. Again, it was the combined effort of us not being able to provide them what they needed and them not being able to do their jobs because of it. It is definitely on the table right now, and if nothing else good comes out of the stock decline, that came out of the stock decline. I've been speaking with the Board for the last week. We realize that we can't just rely on our results, but at the same time, I believe the new category launch and the fact that we're going to hire a publicist to address the product side of the Company, should in turn then generate enough information and good news and good storytelling that we then could go ahead and support an investor relations campaign.

Joel Marcus:

Well, Stewart, I tremendously respect Management of this company. I respect your acumen. It's my understanding that you've had several extremely successful companies in the past. I have utmost confidence in you. I mean, it's an old saw, but a healthy stock trades four to six months ahead of the fundamentals of the Company. I leave it to your discretion. Basically, Rome wasn't built in a day, and a successful stock, the base has to be built, it's a long-term process. But, certainly in the future, and what you've stated about the product IR that's going to be forthcoming, yes, that could be a de facto IR campaign for the Company, etc. But I would urge you to consider a well-crafted IR campaign as part of the Company's future because I think that's in your interest, the Company's interest, and the shareholders' interest.

In my experience in the market, it is one of the duties of Management to look after shareholder interest and do the best they can to see that shareholders have access to liquidity at a price commensurate with the value of the Company. At this point in time with the stock under $0.30, shareholders certainly do not have access to liquidity at a price that's remotely rational given the Company that you've built and the Company that you're building. I've been in this business for about 50 years. I respect everything you've said. I tremendously respect you as Management. I would ask you to, on an ongoing basis, to consider and review an IR program for the stock, and I'll just leave it at that.

Thank you for all your efforts in the Company and I have utmost confidence that we will succeed in this investment.

Stewart Wallach:

Joel, just one more comment. I hope you take this in the way it's intended. I will not treat this lightly. Your comments have been noted and I think that they are well served. I appreciate it. Thank you very much.

Joel Marcus:

Thank you.

Operator:

We have reached the end of the question-and-answer session. Mr. Wallach, I will now turn the floor back over to you for closing comments.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – First Quarter 2018 Financial Results, May 15, 2018

Stewart Wallach:

Well, I hope that my comments regarding the new product category, they're somewhat vague, but I hope that they give our shareholders some insight as to what lies ahead of us. I am planning, as these milestones are reached, to provide updates, probably in additional webcasts, a strategic webcast product updates, and I expect to also be able to share some news relative to the outcome of these meetings that we are having over the months to come.

As I did mention about broadening our distribution and penetrating channels that we don't currently serve, we will obviously be expanding our sales forces, we will be putting additional marketing personnel in the marketplace, independent agents, etc. There's quite a task that's being undertaken at the time in readiness for the new product launches. I personally am scheduled for meetings this week and next week that I will personally attend to, to discuss the strategy behind the items. Retailers are interested in understanding it, as it is new, it's different, and they don't really have anything to compare it to.

We will keep you abreast and we look forward to reporting more favorably in the not-too-distant future. Thank you all for your time today.

Operator:

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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